News Release

For further information contact:
Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000
DAVE & BUSTER’S, INC. REPORTS SECOND QUARTER 2005 RESULTS
DALLAS (September 8, 2005) Dallas - Dave & Buster’s, Inc. (NYSE:DAB), a leading operator of upscale restaurant/entertainment complexes, today announced results for its second quarter ended July 31, 2005. In a preliminary release Dave & Buster’s announced a change in its recently acquired Jillian’s stores strategy. Now most of the Jillian’s stores will be converted to the Dave & Buster’s brand.
Total revenue for the second quarter increased 23.4 percent, or $21.0 million, to $110.8 million from $89.8 million in the prior year’s comparable quarter. Food and beverage revenue increased 28.4 percent and amusement and other revenue increased 17.8 percent. Special event revenue on a comparable store basis was 13.5 percent of total revenue compared to 13.4 percent last year. Pre-opening expenses for the period were $0.8 million compared to $0.1 million last year. Operating loss for the period of $(0.3) million includes a pre-tax charge of $2.5 million for the previously announced closure of the underperforming Jillian’s location in Minneapolis. Excluding this charge, operating income decreased 51.5 percent to $2.2 million compared to $4.5 million last year. EBITDA decreased to $12.0 million, or 5.3 percent, from $12.7 million last year. Net loss for the quarter was $(1.3) million, or $(0.09) per basic share, compared to net income in the same period last year of $2.2 million, or $0.16 per diluted share. The estimated effect of the store closure charge is approximately $(0.12) per basic share.
During the quarter, revenues from the 33 comparable stores, all of which operate under the Dave & Buster’s brand, increased 0.2% as compared to the same period last year. The Dave & Buster’s core brand accounts for approximately 85% of consolidated revenues.
Total revenues for the 26-week period increased 22.6 percent to $226.6 million from $184.8 million for the comparable period last year. Food and beverage revenue increased 26.8 percent, and amusement and other revenue increased 18.1 percent. Special event revenue on a comparable store basis increased to 13.5 percent of total revenue from 13.1 percent in the prior year. Pre-opening expenses for the 26-week period were $0.9 million compared to $0.1 million last year. Operating income of $8.6 million includes the $2.5 million charge discussed above. Excluding this charge, operating income was $11.1 million compared to $11.4 million for the prior year. EBITDA increased to $30.7 million, or 10.3 percent, from $27.8 million last year. Net income was $3.3 million, or $0.24 per diluted share, compared to $5.8 million, or $0.40 per diluted share, in the prior year.

“We expect our first converted store to re-open as a Dave & Buster’s by early next month with three to four to follow prior to the end of the year,” said Buster Corley, the company’s CEO. “We believe, as we discussed on our last conference call, that the re-branding of the Jillian’s locations will enable us to improve the overall operating results at a faster pace,” continued Mr. Corley.
“Our new Dave & Buster’s stores are on schedule to open in Buffalo, New York on October 5 and Kansas City in November,” said Dave Corriveau, the company’s President. “As we have previously announced, we add the Jillian’s at Discover Mills Mall in metro Atlanta later this month,” continued Mr. Corriveau.
The company re-confirms annual guidance of $.64 to $.70 per diluted share. This revised estimate includes the approximate $3.0 million pretax charge associated with the store closure in Minneapolis.
Non-GAAP Financial Measures
A reconciliation of EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.
The Company will hold a conference call to discuss second quarter results on Thursday, September 8, 2005, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). The call will be Webcast by CCBN and can be accessed at Dave & Buster’s Web site, www.daveandbusters.com. Individual investors can listen to the call through CCBN’s individual investor center, www.companyboardroom.com. In addition, investors can access the call by visiting any of the investor sites in the CCBN Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, www.streetevents.com.
The Webcast will be archived on the company’s Web site and available for replay through September 23, 2005.
Celebrating over 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 43 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s Website, www.daveandbusters.com.
“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 31, 2005	January 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$6,786	$7,624
Other current assets	43,942	34,581

Total current assets	50,728	42,205

Property and equipment, net	335,074	331,478

Other assets and deferred charges	21,045	23,725

Total assets	$406,847	$397,408

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$56,376	$49,861

Other long-term liabilities	73,176	70,251

Long-term debt	74,823	80,351

Stockholders’ equity:
Common stock	136	135
Paid-in capital	124,190	122,173
Restricted stock awards	1,815	1,454
Accumulated other comprehensive income	67	225
Retained earnings	78,110	74,804

	204,318	198,791
Less: treasury stock	1,846	1,846

Total stockholders’ equity	202,472	196,945

Total liabilities and stockholders’ equity	$406,847	$397,408

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	July 31, 2005		August 1, 2004
			(as restated)
Food and beverage revenues	$60,378	54.5%	$47,030	52.3%
Amusement and other revenues	50,451	45.5%	42,814	47.7%

Total revenues	110,829	100.0%	89,844	100.0%

Cost of products	21,196	19.1%	17,283	19.2%
Operating payroll and benefits	32,259	29.1%	25,545	28.4%
Other store operating expenses	37,365	33.7%	28,401	31.6%
General and administrative expenses	7,204	6.5%	5,800	6.5%
Depreciation and amortization	12,317	11.1%	8,175	9.1%
Preopening costs	804	0.8%	136	0.2%

Total operating expenses 95.0%	111,145		100.3%	85,340

Operating income (loss)	(316)	(0.3)%	4,504	5.0%
Interest expense, net	1,661	1.5%	1,102	1.2%

Income (loss) before provision for income taxes	(1,977)	(1.8)%	3,402	3.8%
Provision (benefit) for income taxes	(721)	(0.7)%	1,200	1.3%

Net income (loss)	$(1,256)	(1.1)%	$2,202	2.5%

Net income (loss) per share
Basic	$(0.09)		$0.17
Diluted	$(0.09)		$0.16

Weighted average shares outstanding
Basic weighted average shares outstanding	13,559		13,319
Diluted weighted average shares outstanding	13,559		16,486

Other information:
Company operated stores open	44		33

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income (loss)	$(1,256)		$2,202
Add back: depreciation and amortization	12,317		8,175
interest expense, net	1,661		1,102
provision for income taxes	(721)		1,200

	$12,001		$12,679

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	26 Weeks Ended		26 Weeks Ended
	July 31, 2005		August 1, 2004
			(as restated)
Food and beverage revenues	$121,769	53.7%	$96,051	52.0%
Amusement and other revenues	104,795	46.3%	88,759	48.0%

Total revenues	226,564	100.0%	184,810	100.0%

Cost of products	42,203	18.6%	35,004	18.9%
Operating payroll and benefits	64,984	28.7%	52,473	28.4%
Other store operating expenses	72,900	32.2%	57,269	31.0%
General and administrative expenses	14,896	6.6%	12,099	6.5%
Depreciation and amortization	22,058	9.7%	16,395	8.9%
Preopening costs	882	0.4%	136	0.1%

Total operating expenses	217,923	96.2%	173,376	93.8%

Operating income	8,641	3.8%	11,434	6.2%
Interest expense, net	3,434	1.5%	2,580	1.4%

Income before provision for income taxes	5,207	2.3%	8,854	4.8%
Provision for income taxes	1,901	0.8%	3,052	1.7%

Net income	$3,306	1.5%	$5,802	3.1%

Net income per share
Basic	$0.25		$0.44
Diluted	$0.24		$0.40

Weighted average shares outstanding
Basic weighted average shares outstanding	13,515		13,262
Diluted weighted average shares outstanding	16,626		16,376

Other information:
Company operated stores open	44		33

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income	$3,306		$5,802
Add back: depreciation and amortization	22,058		16,395
interest expense, net	3,434		2,580
provision for income taxes	1,901		3,052

	$30,699		$27,829

DAVE & BUSTER’S, INC.
Consolidates Statements of Cash Flow
(dollars in thousands)
(unaudited)

	26 Weeks Ended	26 Weeks Ended
	July 31, 2005	August 1, 2004
		(as restated)
Cash flows from operating activities:
Income	$3,306	$5,802
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	22,058	16,395
Deferred income tax benefit	81	(2,024)
Tax benefit related to stock option exercises	619	493
Amortization of restricted stock awards	361	219
Warrants related to convertible debt	128	128
Other, net	(227)	(48)

Changes in operating assets and liabilities Inventories	(43)	(167)
Prepaid expenses	(9,399)	(1,582)
Other current assets	81	871
Other assets and deferred charges	3,158	(1,066)
Accounts payable	5,823	507
Accrued liabilities	677	929
Income taxes payable	(4,527)	(2,007)
Deferred rent liability	815	(962)
Other liabilities	2,037	1,002

Net cash provided by operating activities	24,948	18,490

Cash flows from investing activities:
Capital expenditures	(22,556)	(16,580)
Proceeds from sales of property and equipment	111	390

Net cash used in investing activities	(22,445)	(16,190)

Cash flows from financing activities:
Borrowings under long-term debt	6,500	3,250
Repayments of long-term debt	(11,240)	(6,417)
Proceeds from exercises of stock options	1,399	2,007

Net cash provided by (used in) financing activities	(3,341)	(1,160)

Increase (decrease) in cash and cash equivalents	(838)	1,140
Beginning cash and cash equivalents	7,624	3,897

Ending cash and cash equivalents	$6,786	$5,037